July 13, 2004

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York 1010

Ladies and Gentlemen:

We have acted as counsel to EQ Advisors Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 33 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-17217; 811-07953) (the “Post-Effective Amendment”), registering an indefinite number of Class IA and Class IB shares of beneficial interest of each series of the Trust listed on Schedule A attached to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering the opinion, we have examined the Post-Effective Amendment, the Agreement and Declaration of Trust, as amended, and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

EQ Advisors Trust

July 13, 2004

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/S/    KIRKPATRICK & LOCKHART LLP

SCHEDULE A

EQ ADVISORS TRUST

EQ/MONY Diversified Portfolio

EQ/MONY Equity Income Portfolio

EQ/MONY Equity Growth Portfolio

EQ/MONY Government Securities Portfolio

EQ/MONY Intermediate Term Bond Portfolio

EQ/MONY Long Term Bond Portfolio

EQ/MONY Money Market Portfolio

EQ/Enterprise Capital Appreciation Portfolio

EQ/Enterprise Deep Value Portfolio

EQ/Enterprise Equity Portfolio

EQ/Enterprise Equity Income Portfolio

EQ/Enterprise Global Socially Responsive Portfolio

EQ/Enterprise Growth Portfolio

EQ/Enterprise Growth and Income Portfolio

EQ/Enterprise High-Yield Bond Portfolio

EQ/Enterprise International Growth Portfolio

EQ/Enterprise Managed Portfolio

EQ/Enterprise Mergers and Acquisitions Portfolio

EQ/Enterprise Multi-Cap Growth Portfolio

EQ/Enterprise Short Duration Bond Portfolio

EQ/Enterprise Small Company Growth Portfolio

EQ/Enterprise Small Company Value

EQ/Enterprise Total Return Portfolio